                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-84252


                             VEECO INSTRUMENTS INC.

                          PROSPECTUS SUPPLEMENT NO. 10
                              DATED AUGUST 26, 2002
                                       TO
                          PROSPECTUS DATED MAY 8, 2002

           $220,000,000 4-1/8% Convertible Subordinated Notes due 2008,
        Shares of Common Stock Issuable Upon Conversion of the Notes and
                   4,044,119 Additional Shares of Common Stock

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         This prospectus supplement supplements and should be read in conjunction with the prospectus of Veeco Instruments Inc. dated May 8, 2002, prospectus supplement no. 1, dated May 17, 2002, prospectus supplement no. 2, dated May 24, 2002, prospectus supplement no. 3, dated May 31, 2002, prospectus supplement no. 4, dated June 17, 2002, prospectus supplement no. 5, dated June 28, 2002, prospectus supplement no. 6, dated July 8, 2002, prospectus supplement no. 7, dated July 19, 2002, prospectus supplement no. 8, dated July 30, 2002, and prospectus supplement no. 9, dated August 14, 2002. This prospectus supplement is qualified by reference to the prospectus and such prospectus supplements, except to the extent that the information provided hereby supersedes the information contained in the prospectus or in those supplements. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         INVESTING IN THE NOTES AND IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THE PROSPECTUS.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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         The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading "Selling Securityholders" in the prospectus, and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus and/or a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus and/or such supplement:

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
                                                                                                     Number of Shares of
                                           Principal Amount of Notes(1)                              Common Stock(1)(2)
                                --------------------------------------------------       -------------------------------------------
                                Beneficially Owned Prior
                                    to The Offering                Percentage of           Beneficially Owned
Selling Securityholder(1)        and Offered Hereby              Notes Outstanding        Prior to The Offering       Offered Hereby
-------------------------       -------------------------        -----------------        ---------------------       --------------

Holders of Convertible
Notes or Shares Issuable
Upon Conversion Thereof
------------------------

Highbridge International LLC      $14,000,000                            6.4%                    363,541                  363,541


________________
*   Less than 1%.

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of shares of our common stock issuable upon conversion of the notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such shares of common stock.

(2) For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion price under the notes of $38.51 per share of our common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under "Description of the Notes--Conversion Rights." As a result, the number of shares of common stockissuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

           The date of this prospectus supplement is August 26, 2002.

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